APPTIX, INC.
FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2016 and the Year Ended December 31, 2015

Index to Financial Statements

EisnerAmper LLP
750 Third Avenue
New York, NY 10017-2703
T 212.949.8700
F 212.891.4100

www.eisneramper.com

INDEPENDENT AUDITORS' REPORT

To the Stockholder's of
Apptix, Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of Apptix, Inc. (the "Company"), which comprise the balance sheet as of September 30, 2016 and December 31, 2015, and the related statements of operations, changes in stockholder's equity, and cash flows for the period from January 1, 2016 through September 30, 2016 and the year ended December 31, 2015, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Apptix, Inc. as of September 30, 2016 and December 31, 2015, and the results of its operations and its cash flows for the period from January 1, 2016 through September 30, 2016 and the year ended December 31, 2015 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Notes 1 and 13 to the financial statements, all of the issued and outstanding shares of capital stock of the Company were sold to a subsidiary of Fusion Telecommunications International Inc. on November 14, 2016. Our opinion is not modified with respect to this matter.

EisnerAmper LLP

New York, New York
April 14, 2017

APPTIX, INC.
FINANCIAL STATEMENTS

BALANCE SHEETS
($000's)

	September 30, 2016		December 31, 2015	
ASSETS				
Current assets:				
Cash and cash equivalents	$	4,034	$	7,776
Accounts receivable, net of allowance for doubtful accounts of approximately $65 and $49, respectively		1,743		2,013
Prepaid expenses and other current assets		879		736
Total current assets		6,656		10,525
Property and equipment, net		4,869		6,301
Goodwill		10,777		10,777
TOTAL ASSETS	$	22,302	$	27,603
LIABILITIES AND STOCKHOLDER'S EQUITY				
Current liabilities:				
Accounts payable and accrued expenses	$	5,919	$	6,729
Term loan, current portion		705		528
Current portion of capital lease obligations		2,015		2,719
Total current liabilities		8,639		9,976
Long-term liabilities:				
Term loan		3,642		4,172
Capital lease obligations		297		1,680
Total liabilities		12,578		15,828
Commitments and contingencies				
Stockholder's equity:				
Common stock (12,500 shares authorized, par value $0.01 per share; 12,500 shares issued and outstanding)		-		-
Capital in excess of par value		132,817		133,074
Accumulated deficit		(123,093)		(121,299)
Total stockholder's equity		9,724		11,775
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$	22,302	$	27,603

The accompanying notes are an integral part of these financial statements.

APPTIX, INC.
FINANCIAL STATEMENTS

STATEMENTS OF OPERATIONS
($000's)

	For the Nine Months Ended September 30, 2016	For the Year Ended December 31, 2015
Revenues	$ 19,268	$ 34,416
Cost of revenues, exclusive of depreciation and amortization, shown separately below	7,089	10,299
Gross profit	12,179	24,117
Selling, general and administrative expenses	11,859	22,138
Depreciation and amortization	1,651	2,687
Impairment charge	-	4,018
Restructuring charge	-	1,524
Total operating expenses	13,510	30,367
Operating loss	(1,331)	(6,250)
Other (expenses) income:		
Interest expense	(593)	(2,748)
Gain on sale of public cloud customer base	-	19,878
Other income, net	151	281
Total other (expenses) income	(442)	17,411
(Loss) income before income taxes	(1,773)	11,161
Income tax provision	(21)	(180)
Net (loss) income	$ (1,794)	$ 10,981

The accompanying notes are an integral part of these financial statements.

APPTIX, INC.
FINANCIAL STATEMENTS

STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
($000's)

	Common Stock		Capital in	Accumulated	Stockholder's
	Shares	$	Excess of Par	Deficit	Equity
Balance at December 31, 2014	12,500	$ -	$ 141,789	$ (132,280)	$ 9,509
Distributions to Parent, net of contributions			(8,715)		(8,715)
Net income	-	-	-	10,981	10,981
Balance at December 31, 2015	12,500	-	133,074	(121,299)	11,775
Net loss				(1,794)	(1,794)
Distributions to Parent			(257)		(257)
Balance at December 31, 2016	12,500	$ -	$ 132,817	$ (123,093)	$9,724

The accompanying notes are an integral part of these financial statements.

APPTIX, INC.
FINANCIAL STATEMENTS

STATEMENTS OF CASH FLOWS

($000's)

	For the Nine Months Ended September 30, 2016		For the Year Ended December 31, 2015	
Cash flows from operating activities:				
Net (loss) income	$	(1,794)	$	10,981
Adjustments to reconcile net loss to net cash used in operating activities:				
Gain on sale of public cloud customer base		-		(19,878)
Depreciation and amortization		1,651		2,687
Impairment charge		-		4,018
Changes in operating assets and liabilities:				
Accounts receivable		270		(25)
Prepaid expenses and other current assets		(143)		(195)
Accounts payable and accrued expenses		(812)		427
Net cash used in operating activities		(828)		(1,985)
Cash flows from investing activities:				
Proceeds from sale of public cloud customer base		-		19,878
Purchase of property and equipment		(219)		(1,313)
Net cash (used in) provided by investing activities		(219)		18,565
Cash flows from financing activities:				
Distributions to Parent		(257)		(8,715)
Payments on term loan		(353)		
Payments on capital lease obligations		(2,085)		(2,643)
Net cash used in financing activities		(2,695)		(11,358)
Net change in cash and cash equivalents		(3,742)		5,222
Cash and cash equivalents, beginning of period		7,776		2,554
Cash and cash equivalents, end of period	$	4,034	$	7,776
Supplemental Disclosure of Cash Flow Information:				
Cash paid for interest	$	593	$	1,071
Cash paid for income taxes		-		-

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS

Note 1. Nature of Operations

Apptix Inc. (the "Company,") provides managed and hosted business communication, collaboration, compliance and security, and infrastructure solutions to mid-market and enterprise customers and channel partners. A cloud services provider in the managed hosted space, the Company has almost 380,000 users under contract around the world; with more than one-third of users in highly regulated industries. The Company's portfolio of cloud solutions includes Microsoft® Exchange, Microsoft Office 365®, SharePoint®, and Lync®, as well as hosted VoIP, encryption, archiving, mobile device management, enterprise back-up, disaster recovery, file synch and share and virtual desktops. As of and for the nine months ended September 30, 2016 and the year ended December 31, 2015, the Company was a wholly-owned subsidiary of Apptix ASA, a public company registered in Norway (the "Parent").

On September 8, 2015, the Company sold a majority of its direct public cloud customers for $22.5 million in cash (see note 3).

On November 14, 2016, the Parent completed the sale of all of the issued and outstanding capital stock of the Company to a subsidiary of Fusion Telecommunications International Inc. ("Fusion"), for a purchase price of $26.7 million, including an adjustment for the closing date cash on hand. The purchase price consisted of (i) $23,063,484 in cash, and (ii) 2,997,926 shares of Fusion's common stock (see note 13).

Note 2. Significant Accounting Policies

Basis of Presentation

The accompanying financial statements include the accounts of the Company and have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S GAAP").

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the year. On an on-going basis, the Company evaluates its estimates, including, but not limited to, those related to recognition of revenue, allowance for doubtful accounts; useful lives of its long-lived assets used in computing depreciation and amortization; impairment assessment of goodwill and intangible assets; accounting for income taxes, contingencies, and litigation. Changes in the facts or circumstances underlying these estimates could result in material changes, and actual results could differ from those estimates. These changes in estimates are recognized in the period they are realized.

Cash and Cash Equivalents

Cash and cash equivalents include cash on deposit and short-term, highly-liquid investments with maturities of three months or less at the date of purchase. As of September 30, 2016 and December 31, 2015, the carrying value of cash and cash equivalents approximates fair value due to the short period of time to maturity. The Company maintains a cash account whose currency is based in Norwegian Krone which is used to remit cash to the Parent. Gains and losses from transactions denominated in foreign currencies are recorded in the statements of operations.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of a sale arrangement exists, delivery has occurred or services have been rendered, the sales price is fixed and determinable, and collectability is reasonably assured. Annual and monthly subscription licenses are amortized into revenue on a monthly basis as the services are delivered. As such, revenue is recognized during the period for which the service was delivered and it has been determined that collection of the related subscription fee is probable. Professional services represent one-time fees for specific work performed that is not included in the monthly subscription license agreement. Professional services (non-recurring revenue), which consisted of $0.7 million and $1.5 million for the nine months ended September 30, 2016 and year ended December 31, 2015, respectively, are recognized once the services have been performed and collection of the associated fee is probable.

Cost of Revenues

Cost of revenues primarily consists of software license fees and fixed expenses associated with the Company's data center facilities.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable is recorded net of an allowance for doubtful accounts. On a periodic basis, the Company evaluates accounts receivable and records an allowance for doubtful accounts based on the Company's history of past write-offs, collections experience and current credit conditions. Specific customer accounts are written off as uncollectible when collection efforts have been exhausted and payments are not expected to be received. During the periods presented, the Company has not experienced any significant defaults on its accounts receivable.

Debt Issuance Costs

Costs incurred for the issuance of debt are reflected as a reduction in the carrying amount of the debt and are accreted as interest expense over the life of the debt using the interest method.

Goodwill

Goodwill is the excess of the acquisition cost of a business combination over the fair value of the identifiable net assets acquired. Goodwill at September 30, 2016 and December 31, 2015 was $10.8 million.

Goodwill is not amortized and is tested for impairment on an annual basis in the fourth quarter of each fiscal year and whenever events or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

The impairment test for goodwill uses a two-step approach, which is performed at the reporting unit level. The Company has determined that it operates as a single reporting unit as there are no lower levels at which discrete, reliable financial and cash flow information is available. Step one compares the fair value of the reporting unit (calculated using a market approach and/or a discounted cash flow method) to its carrying value. If the carrying value exceeds the fair value, there is a potential impairment and step two must be performed. Step two compares the carrying value of the reporting unit's goodwill to its implied fair value, which is the fair value of the reporting unit less the fair value of the unit's assets and liabilities, including identifiable intangible assets. If the implied fair value of goodwill is less than its carrying amount, an impairment is recognized.

In testing goodwill for impairment, the Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (more than 50%) that the estimated fair value of a reporting unit is less than its carrying amount. If the Company elects to perform a qualitative assessment and determines that an impairment is more likely than not, it is then required to perform a quantitative impairment test, otherwise no further analysis is required. The Company also may elect not to perform the qualitative assessment and, instead, proceed directly to the quantitative impairment test. The Company performed quantitative impairment analyses on its goodwill as of September 30, 2016 and December 31, 2015. The Company did not record any impairment charges for the nine months ended September 30, 2016 and recorded an impairment charge of $2.1 million in the year ended December 31, 2015.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If an impairment indicator is present, the Company evaluates recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If the carrying value of the asset exceeds the projected undiscounted cash flows, the Company is required to estimate the fair value of the asset and recognize an impairment charge to the extent that the carrying value of the asset exceeds its estimated fair value. The Company did not record any impairment charges for the nine months ended September 30, 2016 and recorded an impairment charge of $1.9 million in the year ended December 31, 2015.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives ranging from three to seven years. Leasehold improvements are depreciated over the shorter of the estimated useful lives of the assets or the term of the associated lease. Maintenance and repairs are recorded as a period expense, while betterments and improvements are capitalized.

Fair Value of Financial Instruments

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which we would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

- Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

- Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets).

- Level 3 applies to assets or liabilities for which fair value is derived from valuation techniques in which one or more significant inputs are unobservable, including the Company's own assumptions.

The estimated fair value of financial instruments is determined by the Company using available market information and valuation methodologies considered to be appropriate. At September 30, 2016 and December 31, 2015, the carrying value of the Company's accounts receivable, accounts payable and accrued expenses approximate their fair values due to their short maturities.

Advertising and Marketing

Advertising and marketing expense includes cost for promotional materials and trade show expenses for the marketing of the Company's products and services. Advertising and marketing expenses were $0.2 million and $0.6 million for the nine months ended September 30, 2016 and the year ended December 31, 2015, respectively.

Income Taxes

The accounting and reporting requirements with respect to income taxes require an asset and liability approach. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

In accordance with U.S. GAAP, the Company is required to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Derecognition of a tax benefit previously recognized could result in the Company recording a tax liability that would reduce net assets. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of September 30, 2016 and December 31, 2015. The Company is subject to income tax examinations by major taxing authorities for all tax years since 2012 and for previous periods as it relates to the Company's net operating loss carryforward.

No interest expense or penalties have been recognized as of September 30, 2016 and December 31, 2015. During the nine months ended September 30, 2016 and the year ended December 31, 2015, the Company recognized no adjustments for uncertain tax positions.

Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2016-2, Leases, which is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018 with early adoption permitted. Under ASU 2016-02, lessees will be required to recognize for all leases at the commencement date a lease liability, which is a lessee's obligation to make lease payments arising from a lease measured on a discounted basis, and a right –

of-use asset, which is an asset that represents the lessee's right to use or control the use of a specified asset for the lease term. The Company is currently evaluating the effect that the new guidance will have on its financial statements and related disclosures.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15, *Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern* ("ASU 2014-15"). The objective of ASU 2014-15 is to provide guidance in GAAP about management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. ASU 2015-15 requires a management evaluation about whether there are conditions or events, considered in the aggregate, that raise substantial doubt about an entity's ability to continue as a going concern within one year after the date the financial statements are issued or available to be issued. In doing so, ASU 2014-15 should reduce diversity in the timing and content of footnote disclosures. ASU 2014-15 is effective for fiscal years ending after December 15, 2016. The Company is currently evaluating the effect that the new guidance will have on its financial statements and related disclosures.

In August 2016, the FASB issued ASU 2016-15, *Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments* ("ASU 2016-15"), which provides guidance on the treatment of cash receipts and cash payments for certain types of cash transactions, to eliminate diversity in practice in the presentation of the cash flow statement. The adoption of ASU 2016-15 will be required for on a retrospective basis beginning January 1, 2018, with early adoption permitted. The Company is currently evaluating the effect that this new guidance will have on its presentation of cash flows.

In January 2017, the FASB issued ASU 2017-04, "*Simplifying the Test for Goodwill Impairment*." Under the new accounting guidance, an entity will no longer determine goodwill impairment by calculating the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. Instead, an entity will perform its goodwill impairment tests by comparing the fair value of a reporting unit with its carrying amount. An entity will recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value but not to exceed the total amount of the goodwill of the reporting unit. In addition, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment, if applicable. The provisions of the new accounting guidance are required to be applied prospectively. The new accounting guidance is effective for goodwill impairment tests performed in fiscal years beginning after December 15, 2019. Early adoption is permitted for goodwill impairment tests performed after January 1, 2017. The Company is in the process of assessing the impact on its financial statements from the adoption of the new guidance.

In November 2015, the FASB issued ASU No. 2015-17, *Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes* (ASU 2015-17), which simplifies the presentation of deferred income taxes by requiring that deferred tax assets and liabilities be classified as noncurrent on the balance sheet. The updated standard is effective beginning on January 1, 2017 with early application permitted as of the beginning of any interim or annual reporting period. The Company does not expect this guidance to have a material impact on its consolidated financial statements.

In September 2015, the FASB issued guidance that eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. Instead, acquirers must recognize measurement-period adjustments during the period in which they determine the amounts, including the effect on earnings of any amounts they would have recorded in previous periods if the accounting had been completed at the acquisition date. This guidance became effective for interim and annual reporting periods beginning after December 15, 2015. Adoption of this standard did not have a material impact on the Company's consolidated financial statements.

In April 2015, the FASB issued guidance requiring an entity to present debt issuance costs related to a recognized debt liability as a reduction from the carrying amount of that debt liability, consistent with debt discounts. This guidance became effective for interim and annual reporting periods beginning after December 15, 2015. Adoption of this standard did not have a material impact on the Company's consolidated financial statements.

In May 2014, FASB issued guidance that outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most recent current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also specifies the accounting for certain incremental costs of obtaining a contract and costs to fulfill a contract with a customer. Entities have the option of applying either a full retrospective approach to all periods presented or a modified approach that reflects differences prior to the date of adoption as an adjustment to equity. In April 2015, FASB deferred the effective date of this guidance until January 1, 2018 and the Company is currently assessing the impact of this guidance on its consolidated financial statements.

Note 3. Sale of Public Cloud Customer Base

On September 8, 2015, the Company completed an asset purchase agreement with GoDaddy.com LLC ("GoDaddy") for the sale of a majority of its direct public cloud customers for $22.5 million in cash. After fees and transaction costs, the Company received net proceeds from this transaction of $19.9 million and recorded a gain on the sale for this amount during the year ended December 31, 2015.

Note 4. Property and Equipment

At September 30, 2016 and December 31, 2015, property and equipment is comprised of the following (*in thousands*):

	2016	2015
Computer equipment and software	$ 35,417	$ 35,744
Furniture and fixtures	415	415
Leasehold improvements	140	140
Total	35,972	36,299
Less: accumulated depreciation	(31,103)	(29,998)
Total	$ 4,869	$ 6,301

Depreciation expense was $1.7 million and $2.7 million for the nine months ended September 30, 2016 and the year ended December 31, 2015, respectively. The carrying value of property and equipment financed by capital leases at September 30, 2016 and December 31, 2015 was approximately $2.2 million and $3.6 million, respectively. During the year ended December 31, 2015, the Company recognized an impairment charge on its property and equipment in the amount of $1.9 million (see note 5).

Note 5. Impairment Charges

In connection with the sale of the Company's public cloud customer base (see note 3) in the third quarter of 2015, the Company conducted a review of its goodwill and other intangible assets to determine if an impairment existed. This review reflected the Company's assessment of the fair value of the cash-generating unit to which the goodwill is allocated or the intangible asset its associated with. Determination of the fair value of the reporting unit required the Company to estimate the expected cash flows of the reporting unit using an appropriate discount rate in order to calculate the present value of the cash flows.

The Company has historically evaluated its goodwill on a consolidated basis as a single reporting unit. The recoverable amount for the reporting unit was determined based on a value-in-use calculation using cash flow projections based on financial forecasts covering a five-year period. Based on this analysis, the Company determined that the reporting unit's carrying value exceeded its fair value by approximately $2.1 million and recorded an impairment to goodwill for this amount. In addition, the Company recorded a $1.9 million charge related to the impairment of property and equipment.

Note 6. Restructuring Accrual

With the sale of its public cloud customer base (see note 3), which had accounted for approximately 40% of the Company's revenues, the Company realigned its existing business model to support its go-forward managed IT cloud business strategy. As a result, during the second half of 2015 the Company reduced its workforce by approximately 45% and recorded a restructuring charge of approximately $0.5 million. The charge included the monthly carrying cost of the employees through December 2015, severance payments to be made to the impacted staff, outplacement assistance and other residual employee termination costs.

In addition to the staff reductions, the Company began the process of discontinuing a number of its current operating expenditures and agreements. The operating agreements and expenditures included such items as rents, licenses, maintenance, professional fees, and other costs that will no longer be required by the Company due to the sale of its public cloud customer base. In order to terminate these agreements, which no longer provided any economic benefit to the Company, in advance of their contractual end date, the Company recorded an additional accrual of approximately $1.0 million. At September 30, 2016 and December 31, 2015, the balance in the Company's restructuring accrual was approximately $0.1 million and $0.5 million, respectively. The activity in the Company's restructuring accrual for the nine months ended September 30, 2016 and the year ended December 31, 2015 is as follows (*in thousands*):

	Balance at Beginning of Period	Additions - Charged to Expense	Deductions and payments	Balance at End of Period
Year ended December 31, 2015	$ -	1,524	(1,072)	$ 452
Nine months ended September 30, 2016	$ 452	-	(363)	$ 89

Note 7. Equipment Financing Obligations

The Company has entered into several equipment financing or capital lease arrangements to finance the purchase of property and equipment utilized in the Company's operations. These arrangements require monthly payments over a period of three to five years with interest rates ranging between 13% and 14%.

The Company's equipment financing obligations at September 30, 2016 and December 31, 2015 are as follows (*in thousands*):

	September 30, 2016	December 31, 2015
Equipment financing obligations	$ 2,312	$ 4,399
Less: current portion	(2,015)	(2,719)
Long-term portion	$ 297	$ 1,680

The estimated principal payments under capital lease agreements for the years ending subsequent to September 30, 2016 are as follows:

Year ending December 31:	Principal
October 1, to December 31, 2016	$ 586
2017	1,511
2018	215
	$ 2,312

Note 8. Credit Facilities

On April 10, 2015, the Company entered into a definitive agreement with its financial institution to replace its expiring working capital facility. The new facility provided for a $2.0 million revolving line of credit and a $4.7 million term loan. Amounts available pursuant to the revolving line of credit were based on 80% of eligible accounts receivable subject to certain limitations such as foreign accounts receivable, accounts receivable older than 90 days and individual customer account balances in excess of 25% of total accounts receivable. The revolving line of credit carried a floating interest rate of prime plus 1.75% with a minimum prime rate of 3.25%. At September 30, 2016 and December 31, 2015, there were no amounts outstanding on the Company's revolving line of credit.

The $4.7 million term loan was to have matured on March 31, 2020 and carried a floating interest rate of prime plus 2.25% with a minimum prime rate of 3.25%, and was payable in variable monthly installments beginning in January 2016 through March 2020, with a final payment of $1.5 million on the maturity date. On November 14, 2016, in connection with the sale of the Company to Fusion NBS Acquisition Corp. ("FNAC") as more fully described in note 12, the term loan was repaid in its entirety.

Note 9. Income Taxes

The provision (benefit) for income taxes for the nine months ended September 30, 2016 and the year ended December 31, 2015 consists of the following (*in thousands*):

	2016	2015
Current		
Federal	$ -	$ 55
State	21	125
	21	180
Deferred		
Federal	-	-
State	-	-
	-	-
Tax provision	$ 21	$ 180

The following reconciles the Federal statutory tax rate to the effective income tax rate for the nine months ended September 30, 2016 and the year ended December 31, 2015:

	2016	2015
	%	%
Federal statutory rate	(34.0)	34.0
State net of federal tax	1.0	4.3
Permanent and other items	42.6	2.9
Change in valuation allowance	(8.4)	(39.6)
	1.2	1.6

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, Management evaluates whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on Management's evaluation, it is more likely than not that the deferred tax asset will not be realized and as such a valuation allowance has been recorded as of September 30, 2016 and December 31, 2015.

The components of the Company's deferred tax assets and liabilities at September 30, 2016 and December 31, 2015 are as follows (*in thousands*):

	2016	2015
Deferred income tax assets:		
Net operating losses	$ 40,622	$ 40,734
Allowance for doubtful accounts	7	19
Deferred rent	15	44
Interest	2,086	2,086
Intangible assets	176	101
Tax credits	81	81
	42,987	43,065
Deferred income tax liabilities:		
Goodwill	3,236	3,083
Property and equipment	836	917
	4,072	4,000
Deferred tax asset, net	38,915	39,065
Less: valuation allowance	(38,915)	(39,065)
Net deferred tax assets	$ -	$ -

At September 30, 2016 and December 31, 2015, the Company had federal net operating loss carryforwards of approximately $119.5 million and $119.8 million, respectively, which expire in varying amounts through December 31, 2034. Pursuant to Code Sec. 382 of the Internal Revenue Code ("the Code"), the utilization of net operating loss carryforwards may be limited as a result of a cumulative change in stock ownership of more than 50% over a three-year period. The Company underwent such a change as a result of the November 14, 2016 transaction with Fusion (see Notes 1 and 13) and consequently, the utilization of a significant portion of the net operating loss carryforwards is subject to certain limitations.

Note 10. Stockholder's Equity

The Company is authorized to issue 12,500 shares of its common stock, par value $0.01 per share, and 12,500 shares were issued and outstanding at September 30, 2016 and December 31, 2015. The Parent is the Company's sole shareholder.

In connection with the sale of the Company's public cloud customer base (see note 3), the Company remitted $10.0 million to the Parent as a distribution during the year ended December 31, 2015. The Company also remitted distributions to the Parent in the amount of $0.3 million and $0.4 million for the nine months ended September 30, 2016 and the year ended December 31, 2015, respectively. In addition, interest expense on a loan from the Parent to the Company in the amount of $1.7 million was recorded as paid in capital for the year ended December 31, 2015.

Note 11. Commitments and Contingencies

Operating Leases

The Company has various non-cancelable operating lease agreements for office facilities. A summary of the approximate lease commitments under non-cancelable leases for the period subsequent to September 30, 2016 and the years ending subsequent to December 31, 2016 are as follows:

Year ending December 31:	
October 1, 2016 to December 31, 2016	$ 209
2017	74
2018	37
2019	37
2020	31

Rent expense for all operating leases for the nine months ended September 30, 2016 and the year ended December 31, 2015 was $0.4 million and $0.7 million, respectively. The Company's lease agreements for office space in Herndon, VA and Davie, FL

expired in December 2016 and February 2017, respectively. Certain of the Company's leases include fixed rent escalation schedules or rent escalations based upon a fixed percentage. The Company recognizes rent expense (including escalations) on a straight-line basis over the lease term.

Legal Matters

The Company is from time to time involved in claims and legal actions arising in the ordinary course of business. Management does not expect that the outcome of any such claims or actions will have a material effect on the Company's liquidity, results of operations or financial condition. In addition, due to the regulatory nature of the communications industry, the Company periodically receives and responds to various inquiries from state and federal regulatory agencies. Management does not expect the outcome of any such claims, legal actions or regulatory inquiries to have a material impact on the Company's liquidity, results of operations or financial condition.

The Company is currently undergoing a compliance audit for its use of certain software licenses. The Company has accrued approximately $2.7 million and $2.1 million based on the preliminary findings of the compliance audit at September 30, 2016 and December 31, 2015, respectively.

Note 12. Concentrations

Major Customers

For the nine months ended September 30, 2016 and the year ended December 31, 2015, one customer accounted for 34% and 22%, respectively, of the Company's revenues.

Credit Risk

The Company maintains its cash balances in high credit quality financial institutions. The Company's cash balances may, at times, exceed the deposit insurance limits provided by the Federal Deposit Insurance Corp.

Note 13. Subsequent Event

On November 14, 2016, FNAC, a subsidiary of Fusion, entered into a Stock Purchase and Sale Agreement (the "Purchase Agreement") with the Parent, pursuant to which FNAC acquired all of the issued and outstanding capital stock of the Company. The purchase price paid by FNAC for the Company was $26.7 million, including an adjustment for the closing date cash on hand. The purchase price was paid with (i) $23,063,484 in cash, and (ii) 2,997,926 shares of Fusion's common stock valued at $1.21 per share. Upon acquisition, the Company became a wholly-owned subsidiary of FNAC.

Subsequent events have been evaluated by management through April 14, 2017, the date the financial statements were available to be issued.